EXHIBIT 99.1

Educational Development Corporation Announces Results for Second Quarter and Year-to-Date Fiscal Year 2015

TULSA, Okla., Oct. 15, 2014 (GLOBE NEWSWIRE) -- Educational Development Corporation ("EDC") (Nasdaq:EDUC) (http://www.edcpub.com) today reported results for the fiscal second quarter and the six months ended August 31, 2014.

For the six months ended August 31, 2014, EDC reports net revenue of $13,986,500, a 19% increase of $2,280,900 when compared to $11,705,600 for the same period in the previous year and net earnings of $235,800 compared to $123,000. Earnings per share were $0.06 compared to $0.03 the previous year on a fully diluted basis.

The home business division, Usborne Books & More, has now recorded 16 consecutive months of revenue growth after nine years of decline. Net revenues for the first six month of fiscal year 2015 were up 30% over the same period in fiscal year 2014, and for this quarter sales are up 41% and the trend continued in September as sales were up 58% over September last year. Reflective of this net revenue gain, the number of sales associates joining our organization March-August has almost doubled at 2,300 as compared to 1,200 over the same period last year. Our number of active consultants is up 25% when comparing this quarter end to the prior year quarter end.

The publishing division, EDC Publishing, also had a strong start to the fiscal year, with net revenues up 8% at $6,024,000 for the six months ended August 31, compared to $5,564,400 for the prior fiscal year-to-date period. Industry wide statistics for bookstores reflect an 8% decline during the same period.

The net earnings for the quarter were negatively impacted by two separate non reoccurring charges, including additional marketing and promotion expense and recording a prior year's sales tax audit assessment, which resulted in a $164,000 pretax impact.

The Company has secured more favorable shipping rates which were effective October 1, 2014 which will significantly affect future earnings.

EDUCATIONAL DEVELOPMENT CORPORATION
CONDENSED STATEMENTS OF EARNINGS

	Three Months Ended August 31,		Six Months Ended August 31,
	2014	2013	2014	2013

NET REVENUES	$ 6,808,200	$ 5,715,100	$ 13,986,500	$ 11,705,600
EARNINGS BEFORE INCOME TAXES	8,300	86,200	395,900	191,000
INCOME TAXES	12,200	29,800	160,100	68,000
NET EARNINGS	$ (3,900)	$ 56,400	$ 235,800	$ 123,000

BASIC AND DILUTED EARNINGS PER SHARE:
Basic	$ (0.01)	$ 0.00	$ 0.06	$ 0.03
Diluted	$ (0.01)	$ 0.00	$ 0.06	$ 0.03

WEIGHTED AVERAGE NUMBER OF COMMON AND EQUIVALENT SHARES OUTSTANDING:
Basic	3,998,170	3,968,930	3,992,365	3,968,223
Diluted	3,998,170	3,968,930	3,992,365	3,968,223

About Educational Development Corporation

Educational Development Corporation sells children's books, including Usborne books and the Kane Miller line of international children's titles through a multi-level sales organization of independent consultants, through 5,000 retail stores and over the Internet. More than 1,600 different titles are available for children of all ages, with periodic new additions.

CONTACT: Educational Development Corporation
         Randall White, (918) 622-4522